          CHEMICAL BANKING CORPORATION                      NEWS RELEASE


                                    Press Contact:     Ken Herz
                                                       212- 270-4621
                                                       John Stefans
                                                       212- 270-7438

                                  Investor Contact:    John Borden
                                                       212- 270-7318



               New York, April 19 -- Chemical Banking Corporation said today that continued good performance in its core businesses and a sharp decline in credit costs in the first quarter led to net income of $319 million, or $1.13 per common share. These results were 16 percent higher than earnings on a comparable basis of $276 million in the first quarter of 1993, before accounting changes and tax benefits.

               Reported net income in last year's first quarter was $374 million, or $1.35 per share, when the corporation benefited from $98 million in one-time gains, including a net favorable impact of $35 million from the adoption of new accounting standards and an income tax benefit of $63 million.

               Results for the first quarter of 1994 included a restructuring charge of $48 million ($28 million after-tax) related to the previously reported closing of 50 New York branches and a staff reduction of 650. On an annualized basis, Chemical expects to save $44 million pre-tax through this rationalization of its branch system, part of an ongoing, corporate-wide program to improve productivity.

               "The quarter was characterized by major progress in achieving key financial objectives -- growth in fee-based income, a lower risk profile, productivity initiatives and a Double A credit rating," said Walter V. Shipley, chairman and chief executive officer.

               Earlier this month, Moody's Investors Service raised its rating on long-term deposits and other senior obligations of Chemical Bank to Aa3 from A1. It also raised Chemical Banking Corporation's ratings on commercial paper, senior debt, subordinated debt and preferred stock. Chemical Bank's subordinated debt rating was also upgraded.

                Total stockholders' equity at March 31 was $11.0 billion, up $490 million from $10.5 billion a year ago. The corporation's estimated Tier I risk-based capital ratio was 8.2 percent at March 31, compared with 7.5 percent a year ago. At March 31, the estimated total risk-based capital ratio was 12.3 percent, up from 11.8 percent a year ago.

          NET INTEREST INCOME
               Net  interest  income  for  the  first  quarter  was  $1.143 billion, compared with $1.149 billion in the same year-ago period. The net yield on interest-earning assets was 3.59 percent in the first quarter, compared with 3.82 percent in the year-ago first quarter.

               Average interest-earning assets for the first quarter were $129.8 billion, compared with $122.6 billion in the year-ago period. The composition of average earning assets continued to shift in response to growth in liquid assets to support trading businesses and securities, more than offsetting declines in loans. While net interest income was only slightly below the 1993 level, the shift to lower-spread liquid assets has exerted downward pressure on the net yield on interest-earning assets.

               In the latest quarter, liquid assets and securities averaged $55.3 billion, compared with $41.2 billion in 1993. Total loans averaged $74.5 billion in the first quarter versus $81.4 billion a year ago.


          NONINTEREST REVENUE
               Noninterest revenue for the first quarter was $931 million, up from $925 million in the same period a year ago, despite a $67 million decline in trading revenue.

               The results reflected increases in revenues from corporate finance fees, revolving credit fees, and trust and investment management fees.

               Fees for revolving credit products were $75 million, up 42 percent from $53 million, reflecting the launch of the Shell MasterCard in the fourth quarter of 1993. Trust and investment management fees were $110 million, up 12 percent from $98 million a year ago, as a result of investments made in the personal trust business.

               Combined revenues from all trading activities were $185 million in the first quarter, compared with $252 million in the same year-ago period. Results from foreign exchange, risk management products and securities trading were mixed in a challenging environment, while emerging markets trading was weak.

               Corporate finance fees were $82 million, up from $71 million in the first quarter a year ago.

               Other noninterest revenue in the first quarter was $149 million, compared with $116 million in the first quarter a year ago. The 1994 first quarter included $45 million in net gains from the sale of LDC-related past due interest and other bonds. The 1993 first quarter included $56 million in revenue from the sale of such bonds.

               Venture capital revenue increased to $84 million in the first quarter of 1994 compared with $28 million a year ago. Securities gains in the first quarter were $46 million, compared with $70 million in the first quarter of 1993.

          NONINTEREST EXPENSE
               Noninterest expense in the first quarter, including the $48 million restructuring charge, was $1.324 billion, compared with $1.276 billion in the first quarter of 1993. The 1993 first quarter results included a one-time restructuring charge of $43 million related to the federally-assisted acquisition in February 1993 of major components of First City Bancorporation of Texas, Inc. by Chemical's affiliate, Texas Commerce Bancshares.

               Excluding the one-time charges, the 3.5 percent increase in year-over-year non-interest expense is primarily attributable to approximately $26 million in additional operating expenses associated with 1993 acquisitions in Texas and approximately $32 million of operating expenses related to the Shell MasterCard.

               Foreclosed  property expense in  the first quarter decreased
          51 percent to $35 million from the 1993 first quarter period level of $71 million, reflecting significant progress in managing the corporation's real estate portfolio. Real estate owned totaled $791 million as of March 31, 1994 compared with $1.119 billion on March 31, 1993.

               For the first quarter, the ratio of noninterest expense (excluding one-time charges) to total revenue was 61.5 percent, compared with 59.5 percent in the first quarter a year ago.

          PROVISION AND ALLOWANCE FOR LOSSES
               The provision for losses was $205 million in the first quarter, compared with $286 million in the fourth quarter of 1993 and $312 million in the first quarter of 1993.

               Consumer net charge-offs were $90 million in the first quarter, compared with $89 million in the fourth quarter and $97 million in the first quarter a year ago. Commercial net charge-offs were $140 million in the first quarter, compared with $197 million in the fourth quarter and $215 million in the first quarter of 1993.

               Total non-LDC net charge-offs were $230 million in the first quarter, compared with $286 million in the fourth quarter of 1993 and $312 million in the first quarter a year ago. LDC net charge-offs, including losses on sales and swaps, were $6 million in the first quarter, compared with $51 million in the same period a year ago.

               The provision for losses in the first quarter of 1994 was lower than non-LDC net charge-offs as a result of management's evaluation of continuing improvement in the corporation's credit environment. As a result of the ongoing decline in nonperforming assets, reserve coverage reached 126 percent of nonperforming loans as of March 31, 1994.

                At March 31, the non-LDC allowance for losses was $2.400 billion, compared with $2.220 billion on the same date a year ago.

               The LDC allowance at March 31 was $591 million, compared with $768 million on the same date a year ago. Total LDC medium- and long-term outstandings at March 31 were $1.8 billion, versus $3.2 billion on the same date a year ago.


          NONPERFORMING ASSETS
               At March 31, total nonperforming assets were $3.203 billion, down $322 million, or 9 percent, from $3.525 billion at December 31 and down $2.503 billion, or 44 percent, from $5.706 billion on March 31 a year ago. Nonperforming assets have declined by $3.384 billion, or 51 percent, since the peak in the third quarter of 1992. Based on the current view of the portfolio, the corporation expects that nonperforming assets will continue to decline in coming quarters.

               Total non-LDC nonperforming assets at March 31 were $2.679 billion, down from $2.903 billion at December 31 and from $4.476 billion a year ago. Non-LDC nonperforming loans at March 31 were $1.845 billion, down from $1.969 billion at December 31 and down from $3.218 billion at March 31, 1993. Assets acquired as loan satisfactions were $834 million at March 31, down from $934 million at December 31 and down $424 million from $1.258 billion on March 31 a year ago.

               LDC nonperforming loans were $524 million at March 31, compared with $1.230 billion on the same date a year ago.

          Nonperforming Assets
          ---------------------
          ($ in millions)                        3/31/94  12/31/93   3/31/93
                                                 -------  --------   -------
          Non-LDC nonperforming loans             $1,845    $1,969    $3,218

          Assets acquired as loan satisfactions      834       934     1,258
                                                  ------    ------    ------
          Total non-LDC nonperforming assets       2,679     2,903     4,476
                                                  ------    ------    ------
          LDC nonperforming loans:
               Brazil                                307       403       594
               Argentina                               6         7       316
               Other LDC countries                   211       212       320
                                                  ------    ------    ------
          Total LDC nonperforming loans              524       622     1,230
                                                  ------    ------    ------
          Total nonperforming assets              $3,203    $3,525    $5,706
                                                  ======    ======    ======

          Allowance for Losses ($ in millions)            3/31/94   3/31/93
          ------------------------------------            -------   -------
          Total allowance for losses                       $2,991    $2,988
               As a % of total loans                         4.0%      3.7%

          Non-LDC allowance for losses                     $2,400    $2,220
               As a % of non-LDC loans                       3.3%      2.9%

          LDC allowance for losses                           $591      $768
               As a % of term outstandings including
               previous charge-offs with claims retained      59%*      56%


          * 32% excluding previous charge-offs with claims retained

          Stockholders' Equity and Capital Ratios
          ---------------------------------------
          ($ in billions)                         3/31/94     3/31/93
                                                  -------     -------
          Total stockholders' equity                $11.0       $10.5

          Common stockholders' equity                $9.3        $8.4


          Ratios:

               Total equity to assets                6.6%(a)      7.1%

               Common equity to assets               5.6%(a)      5.7%

               Tier I Leverage                       6.2%(a,b)    6.7%

               Risk-based capital:

                  Tier I (4.0% required)             8.2%(b,c)    7.5%

                  Total (8.0% required)             12.3%(b,c)   11.8%

          (a) On January 1, 1994, the corporation adopted FASI 39, which increased total assets approximately $14.5 billion at March 31, 1994 and total average assets by approximately $13.1 billion for the 1994 first quarter.
          (b) The 1994 ratios exclude the net unfavorable impact on stockholders' equity of $192 million resulting from adoption of SFAS No. 115 on December 31, 1993.
          (c)    Estimated


          OTHER FINANCIAL DATA
               The corporation's  effective tax  rate was 41.5  percent and
          30.3 percent in the first quarter of 1994 and 1993, respectively. Tax expense for the first quarter of 1993 included an income tax benefit of approximately $63 million. Because the corporation recognized its remaining available Federal tax benefits in the third quarter of 1993, the corporation's earnings beginning in the fourth quarter of 1993 were reported on a fully-taxed basis.

               SFAS No.  115  resulted  in  a  net  unfavorable  impact  of approximately $192 million after-tax on the corporation's stockholders' equity at March 31, 1994 compared with a favorable impact of $215 million at December 31, 1993. The net change from the 1993 year-end was primarily the result of the higher interest rate environment and the declining value of Brady bonds.

               On January 1, 1994, the corporation adopted FASB Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts," which changes the reporting of unrealized gains and losses on interest rate and foreign exchange contracts on the balance sheet. The Interpretation requires that gross unrealized gains be reported as assets and gross unrealized losses be reported as liabilities. The Interpretation, however, permits netting of such unrealized gains and losses with the same counterparty when master netting agreements have been executed. The adoption of this Interpretation has resulted in an increase in assets and liabilities of $14.5 billion at March 31, 1994, with unrealized gains reported as Trading Account-Risk Management Instruments and the unrealized losses reported in Other Liabilities.

               Total assets at March 31 were $166.0 billion, versus $147.5 billion on the same date a year ago. Total loans at March 31 were $74.7 billion, compared with $81.2 billion a year ago. At the end of the first quarter, total deposits were $95.1 billion, compared with $93.2 billion at March 31, 1993.

               The return on average total assets for the first quarter was .79 percent, compared with 1.06 percent in the same year-ago period. The return on average common stockholders' equity was
          12.24 percent for the first quarter, compared with 16.47 percent in the first quarter of 1993.

               Book value per common share was $36.74 at March 31, versus $33.50 per share on the same date a year ago.


          TEXAS COMMERCE BANCSHARES
               Texas Commerce Bancshares (TCB) earned $51 million in the first quarter, versus $29 million in the year-ago first quarter. Excluding the one-time restructuring charge of $43 million ($30 million after-tax) and net benefits of $14 million resulting from the previously-mentioned accounting changes, income for the first quarter of 1993 would have been $45 million.

               The net yield on interest-earning assets was 3.86 percent in the first quarter, versus 4.18 percent in the 1993 first quarter.

               At March 31, total assets of TCB were $21.2 billion, versus $21.0 billion a year ago.


                                        # # #

                                           UNAUDITED

                        CHEMICAL BANKING CORPORATION and Subsidiaries
                        (in millions, except per share and ratio data)

                                                                             Three Months Ended
                                                                                  March 31,
                                                                 ------------------------------------------
                                                                                               Pro-Forma(a)
                                                                      1994           1993           1993
                                                                   -------        -------      ---------
  EARNINGS:
  --------
  Income Before Effect of Accounting Changes                        $  319        $   339        $   276
  Net Effect of Changes in Accounting Principles                       ---             35             35
                                                                   -------        -------        -------
  Net Income                                                        $  319        $   374        $   311
                                                                   =======        =======        =======
  Net Income Applicable to Common Stock                             $  287        $   335        $   272
                                                                   =======        =======        =======

  PER COMMON SHARE:
  ----------------
  Income Before Effect of Accounting Changes                        $ 1.13        $  1.21        $   .95
  Net Effect of Changes in Accounting Principles                       ---            .14            .14
                                                                   -------        -------        -------
  Net Income                                                        $ 1.13        $  1.35        $  1.09
                                                                   =======        =======        =======

  Book Value at March 31,                                           $36.74        $ 33.50
  Market Value at March 31,                                         $36.38        $ 40.38
  Common Stock Dividends Declared                                   $ 0.38(b)     $  0.33

  COMMON SHARES:
  -------------
  Average Outstanding                                                253.2          248.5
  Period End Outstanding                                             253.3          251.5

  BALANCE SHEET AVERAGES:
  ----------------------
  Loans                                                           $ 74,481       $ 81,423
  Securities                                                      $ 26,406       $ 23,307
  Total Assets                                                    $164,152(c)    $142,613
  Deposits                                                        $ 97,093       $ 94,785
  Long-Term Debt                                                  $  8,498       $  7,470
  Stockholders' Equity                                            $ 11,166       $ 10,113

  PERFORMANCE RATIOS: (Average Balances) (d)
  ------------------
  Return on Assets                                                    0.79%(c)       1.06%
  Return on Common Stockholders' Equity                              12.24%         16.47%
  Return on Total Stockholders' Equity                               11.59%         15.00%

  CAPITAL RATIOS AT MARCH 31:
  --------------------------
  Total Stockholders' Equity to Assets                                6.6%(c)        7.1%
  Common Stockholders' Equity to Assets                               5.6%(c)        5.7%
  Tier 1 Leverage                                                     6.2%(c)(e)     6.7%
  Risk-Based Capital:
    Tier 1 (4.0% required)                                            8.2%(e)*       7.5%
    Total  (8.0% required)                                           12.3%(e)*      11.8%


  (a) The Corporation recognized its remaining available Federal tax benefits in the third quarter of 1993 and as a result the Corporation's earnings beginning in the fourth quarter of 1993 are reported on a fully-taxed basis. The pro-forma column assumes that the Corporation's 1993 first quarter results are reported on a fully-taxed basis.
  (b) In the fourth quarter of 1993, the Corporation increased its quarterly common stock dividend to $0.38 per share.
  (c) On January 1, 1994, the Corporation adopted FASI 39, which increased total assets by approximately $14.5 billion at March 31, 1994 and total average assets by approximately $13.1 billion for the 1994 first quarter.
  (d) Quarterly performance ratios are based on annualized net income amounts.
  (e) The 1994 amounts exclude the net unfavorable impact on stockholders' equity of $192 million resulting from the adoption of SFAS No. 115.

    *  Estimated.

                               UNAUDITED
               CHEMICAL BANKING CORPORATION and Subsidiaries
                     CONSOLIDATED STATEMENT OF INCOME
                   (in millions, except per share data)



                                                Three Months Ended
                                                     March 31,
                                               ---------------------
                                                  1994          1993
                                                  ----          ----
  INTEREST INCOME
  Loans                                         $1,307       $ 1,465
  Securities                                       416           428
  Trading Assets                                   173            94
  Federal Funds Sold and Securities
    Purchased Under Resale Agreements              100            76
  Deposits with Banks                               94            61
                                               -------       -------
    Total Interest Income                        2,090         2,124
                                               -------       -------

  INTEREST EXPENSE
  Deposits                                         520           593
  Short-Term and Other Borrowings                  292           252
  Long-Term Debt                                   135           130
                                               -------       -------
    Total Interest Expense                         947           975
                                               -------       -------
  NET INTEREST INCOME                            1,143         1,149
  Provision for Losses                             205           312
                                               -------       -------
  NET INTEREST INCOME AFTER
    PROVISION FOR LOSSES                           938           837
                                               -------       -------
  NONINTEREST REVENUE
  Trust and Investment Management Fees             110            98
  Corporate Finance and Syndication Fees            82            71
  Service Charges on Deposit Accounts               69            67
  Fees for Other Banking Services                  290           251
  Trading Account and Foreign Exchange Revenue     185           252
  Securities Gains                                  46            70
  Other Revenue                                    149           116
                                               -------       -------
    Total Noninterest Revenue                      931           925
                                               -------       -------
  NONINTEREST EXPENSE
  Salaries                                         518           501
  Employee Benefits                                119           102
  Occupancy Expense                                146           145
  Equipment Expense                                 84            75
  Foreclosed Property Expense                       35            71
  Restructuring Charge                              48            43
  Other Expense                                    374           339
                                               -------       -------
    Total Noninterest Expense                    1,324         1,276
                                               -------       -------
  INCOME BEFORE INCOME TAX EXPENSE AND EFFECT
    OF ACCOUNTING CHANGES                          545           486
  Income Tax Expense                               226           147
                                               -------       -------
  INCOME BEFORE EFFECT OF ACCOUNTING CHANGES       319           339
  Net Effect of Changes in
    Accounting Principles                           --            35(a)
                                               -------       -------
  NET INCOME                                    $  319       $   374
                                               =======       =======
  NET INCOME APPLICABLE TO COMMON STOCK         $  287       $   335
                                               =======       =======
  PER COMMON SHARE:
    Income Before Effect of Accounting Changes  $ 1.13       $  1.21
    Net Effect of Changes in
      Accounting Principles                         --           .14
                                               -------       -------
    Net Income                                  $ 1.13       $  1.35
                                               =======       =======
  AVERAGE COMMON SHARES OUTSTANDING              253.2         248.5

  [FN]
  (a) On January 1, 1993, the Corporation adopted SFAS 106 which resulted in a charge of $415 million relating to postretirement benefits and also adopted SFAS 109 which resulted in an income tax benefit of $450 million.

                                UNAUDITED
                CHEMICAL BANKING CORPORATION and Subsidiaries
                        CONSOLIDATED BALANCE SHEET
                              (in millions)

                                             March 31,     March 31,
                                                  1994          1993
                                             ---------     ---------
  ASSETS
  Cash and Due from Banks                     $  8,286     $   7,440
  Deposits with Banks                            3,886         4,137
  Federal Funds Sold and Securities
    Purchased Under Resale Agreements           11,722         9,962
  Trading Assets:
    Debt and Equity Instruments                 13,357         7,374
    Risk Management Instruments                 17,136(a)        ---
  Securities:
     Held-to-Maturity                           10,149        17,053
     Available-for-Sale                         17,237         7,234
  Loans (Net of Unearned Income)                74,661        81,227
  Allowance for Losses                          (2,991)       (2,988)
  Premises and Equipment                         2,004         1,717
  Due from Customers on Acceptances              1,109         1,246
  Accrued Interest Receivable                      986         1,013
  Assets Acquired as Loan Satisfactions            834         1,258
  Other Assets                                   7,661        10,822
                                              --------      --------
      TOTAL ASSETS                            $166,037     $ 147,495
                                              ========      ========
  LIABILITIES
  Deposits:
    Demand (Noninterest Bearing)              $ 21,473     $  20,357
    Time and Savings                            49,939        52,288
    Foreign                                     23,709        20,529
                                              --------      --------
       Total Deposits                           95,121        93,174
  Federal Funds Purchased and Securities
    Sold Under Repurchase Agreements            16,016        16,071
  Other Borrowed Funds                          13,348        12,952
  Acceptances Outstanding                        1,112         1,297
  Accounts Payable and Accrued Liabilities       2,158         2,832
  Other Liabilities                             18,874(a)      2,960
  Long-Term Debt                                 8,447         7,738
                                              --------      --------
  TOTAL LIABILITIES                            155,076       137,024
                                              --------      --------
  STOCKHOLDERS' EQUITY
  Preferred Stock                                1,654         2,048
  Common Stock                                     254           252
  Capital Surplus                                6,565         6,538
  Retained Earnings                              2,692         1,645
  Net Unrealized Loss on Securities
    Available-for-Sale (Net of Taxes)             (192)(b)       ---
  Treasury Stock, at Cost                          (12)          (12)
                                              --------      --------
       TOTAL STOCKHOLDERS' EQUITY               10,961        10,471
                                              --------      --------
       TOTAL LIABILITIES AND STOCKHOLDERS'
         EQUITY                               $166,037      $147,495
                                              ========      ========


  [FN]
  (a) On January 1, 1994, the Corporation adopted FASB Interpretation No. 39. As a result, assets and liabilities increased by $14.5 billion at March 31, 1994 with unrealized gains reported as Trading Assets-Risk Management Instruments and the unrealized losses reported in Other Liabilities. Prior to adoption, unrealized gains and losses were reported net in Other Assets.
  (b) On December 31, 1993, the Corporation adopted SFAS 115. Securities that are identified as available-for-sale are accounted for at fair value with the related unrealized gains and losses included in stockholders' equity.

                               UNAUDITED
              CHEMICAL BANKING CORPORATION and Subsidiaries
                    CONSOLIDATED STATEMENT OF CHANGES
                         IN STOCKHOLDERS' EQUITY
                              (in millions)





                                                     1994        1993
                                                 --------     -------

  BALANCE AT JANUARY 1,                           $11,164     $ 9,851
                                                  -------     -------

  Net Income                                          319         374
  Dividends Declared:
    Preferred Stock                                   (32)        (39)
    Common Stock                                      (96)        (83)
  Issuance of Preferred Stock                         ---         200
  Issuance of Common Stock                             13         167
  Net Unrealized Loss on Securities
    Available-for-Sale (Net of Taxes)                (407)        ---
  Accumulated Translation Adjustment                  ---           1
                                                  -------     -------
    Net Change in Stockholders' Equity               (203)        620
                                                  -------     -------

  BALANCE AT MARCH 31,                            $10,961     $10,471
                                                  =======     =======

                              UNAUDITED
               CHEMICAL BANKING CORPORATION and Subsidiaries
                      ALLOWANCE RELATED INFORMATION
                       (in millions, except ratios)




                                                Three Months Ended
  Allowance for Losses                               March 31,
                                              -----------------------
                                                   1994         1993
                                               --------     --------
  Non-LDC Allowance:
    Balance at Beginning of Period              $2,423       $ 2,206
    Provision for Losses                           205           312
    Net Charge-Offs                               (230)         (312)
    Allowance Related to Purchased Assets          ---            19(a)
    Other                                            2            (5)
                                               -------       -------
       Balance at End of Period                  2,400         2,220
                                               -------       -------

  LDC Allowance:
    Balance at Beginning of Period                 597           819
    Provision for Losses                            --            --
    Net Charge-Offs and Losses on
      Sales and Swaps                               (6)          (51)
                                               -------       -------
       Balance at End of Period                    591           768
                                               -------       -------
          Total Allowance for Losses            $2,991       $ 2,988
                                               =======       =======

  Allowance Coverage Ratios (at period-end):

    Allowance to Total Loans                      4.0%          3.7%

    Allowance to Nonperforming Loans               126            67

    Non-LDC Allowance to Non-LDC
      Nonperforming Loans                          130            69

    LDC Allowance to LDC Nonperforming Loans       113            62

    LDC Allowance to:
      Medium- and Long-Term LDC Outstandings        32            24
      Total LDC Outstandings                        16            19

    LDC Allowance Adjusted for Prior
      Charge-Offs with Claims Retained to
      Medium- and Long-Term Outstandings and
      Claims Retained                               59            56

  [FN]
  (a)  Related to the First City Banks acquisition.

                                                                UNAUDITED
                                               CHEMICAL BANKING CORPORATION and Subsidiaries
                                           Average Consolidated Balance Sheet, Interest and Rates
                                            (Taxable-Equivalent Interest and Rates; in millions)

                                               Three Months Ended                   Three Months Ended
                                                 March 31, 1994                       March 31, 1993
                                      -----------------------------------  ------------------------------------
                                     Average                         Rate  Average                         Rate
                                     Balance        Interest (Annualized)  Balance       Interest  (Annualized)
                                     --------      ---------- -----------  -------      ---------- ------------
  ASSETS
  Deposits with Banks               $  5,153         $   94       7.37%   $   3,521       $   61         7.04%
  Federal Funds Sold and
   Securities Purchased Under
   Resale Agreements                  11,887            100       3.42%       8,711           76         3.52%
  Trading Assets                      11,877            173       5.92%       5,638           94         6.75%
  Securities                          26,406            417       6.40%      23,307          429         7.47%
  Loans                               74,481          1,311       7.14%      81,423        1,469         7.32%
                                    --------         ------                --------       ------
   Total Interest-
   Earning Assets                   $129,804         $2,095       6.54%   $ 122,600        2,129         7.04%
                                                     ------                               ------
  Allowance for Losses                (3,086)                                (3,115)
  Cash and Due from Banks              8,833                                  8,376
  Risk Management Instruments         15,393                                     --
  Other Assets                        13,208                                 14,752
                                    --------                               --------
   Total Assets                     $164,152                              $ 142,613
                                    ========                               ========
  LIABILITIES
  Domestic Retail Time Deposits     $ 46,047         $  248       2.18%   $  45,705       $  308         2.73%
  Domestic Negotiable
    Certificates of Deposit
    and Other Deposits                 5,450             46       3.43%       6,550           49         3.05%
  Deposits in Foreign Offices         22,971            226       3.99%      21,519          236         4.45%
                                    --------         ------                --------       ------
    Total Interest-Bearing
      Deposits                        74,468            520       2.83%      73,774          593         3.26%
                                    --------         ------                --------       ------
  Short-Term and Other Borrowings:
   Federal Funds Purchased and
    Securities Sold Under
     Repurchase Agreements            16,060            137       3.47%      16,189          138         3.46%
    Commercial Paper                   2,408             21       3.55%       2,385           22         3.66%
    Other                              9,665            134       5.61%       5,818           92         6.45%
                                    --------         ------                --------       ------
     Total Short-Term and
      Other Borrowings                28,133            292       4.21%      24,392          252         4.19%
  Long-Term Debt                       8,498            135       6.43%       7,470          130         7.04%
                                    --------         ------                --------       ------
    Total Interest-
    Bearing Liabilities              111,099            947       3.46%     105,636          975         3.74%
                                    --------         ------                --------       -------

  Demand Deposits                     22,625                                 21,011
  Risk Management Instruments         13,068                                     --
  Other Liabilities                    6,194                                  5,853
                                    --------                               --------
    Total Liabilities                152,986                                132,500
                                    --------                               --------

  STOCKHOLDERS' EQUITY
  Preferred Stock                      1,654                                  1,865
  Common Stockholders' Equity          9,512                                  8,248
                                    --------                               --------
    Total Stockholders' Equity        11,166                                 10,113
      Total Liabilities and         --------                               --------
      Stockholders' Equity          $164,152                               $142,613
                                    ========                               ========

  SPREAD ON INTEREST-BEARING
    LIABILITIES                                                   3.08%                                  3.30%
                                                                  =====                                  =====
  NET INTEREST INCOME AND NET
    YIELD ON INTEREST-EARNING
    ASSETS                                           $1,148       3.59%                   $1,154         3.82%
                                                     ======       =====                   ======         =====

                                UNAUDITED
             TEXAS COMMERCE BANCSHARES, INC. and Subsidiaries
                CONDENSED CONSOLIDATED STATEMENT OF INCOME
                              (in millions)

                                                Three Months Ended
                                                     March 31,
                                                 -----------------
                                                  1994          1993
                                                  ----          ----

  NET INTEREST INCOME                           $  162       $   170
  Provision for Losses                             (10)            6
                                               -------       -------
  Net Interest Income After Provision
    for Losses                                     172           164
  NONINTEREST REVENUE                              106            93
  NONINTEREST EXPENSE                              197           240(a)
                                               -------       -------
  Income Before Income Tax Expense
    and Effect of Accounting Changes                81            17
  Income Tax Expense                                30             2
                                               -------       -------
  Income Before Effect of
    Accounting Changes                              51            15
  Net Effect of Changes in Accounting
    Principles                                      --            14
                                               -------       -------
  NET INCOME                                    $   51       $    29
                                               =======       =======

  [FN]
  (a) Includes a $43 million restructuring charge associated with the First City Banks acquisition.

                TEXAS COMMERCE BANCSHARES, INC. and Subsidiaries
                     CONDENSED CONSOLIDATED BALANCE SHEET
                                 (in millions)

                                                Three Months Ended
                                                     March 31,
                                                ------------------
                                                  1994          1993
                                                 -----         -----
  ASSETS
  Cash and Due from Banks                      $ 2,235      $  1,880
  Deposits with Banks                                5            15
  Federal Funds Sold and Securities Purchased
    Under Resale Agreements                      5,093         4,776
  Trading Assets                                    29(a)         17
  Securities:
    Held-to-Maturity                             1,391         1,816
    Available-for-Sale                           1,452           465
  Loans (Net of Unearned Income)                 9,550        10,721
  Allowance for Losses                            (338)         (389)
  Assets Acquired as Loan Satisfactions             80           168
  All Other Assets                               1,675         1,575
                                               -------       -------
       TOTAL ASSETS                            $21,172      $ 21,044
                                               =======       =======

  LIABILITIES
  Demand Deposits (Noninterest Bearing)        $ 5,872      $  5,415
  Domestic and Foreign Interest
    Bearing Deposits                            10,665        11,816
  All Other Liabilities                          2,857         2,103
                                               -------       -------
       TOTAL LIABILITIES                        19,394        19,334

  STOCKHOLDER'S EQUITY                           1,778         1,710
                                               -------       -------
       TOTAL LIABILITIES AND
         STOCKHOLDER'S EQUITY                  $21,172      $ 21,044
                                               =======       =======

  [FN]
  (a) Includes $23 million of risk management instruments as a result of the adoption of FASB Interpretation No. 39.